Exhibit (a)(1)(B)
CROSSTEX ENERGY, L.P.
LETTER OF TRANSMITTAL AND INSTRUCTIONS
Relating to Our Offer to Exchange
Certain Outstanding Options to Purchase Common Units
for
Replacement Options to Purchase Common Units
LETTER OF TRANSMITTAL
     Before submitting this Letter of Transmittal, please make sure you have received and read the documents that make up this Offer, including: (1) the Offer to Exchange Certain Outstanding Options to Purchase Common Units for Replacement Options to Purchase Common Units, dated May 13, 2009 (the “Offer to Exchange”), (2) this Letter of Transmittal and its applicable instructions and (3) the Withdrawal Form and its applicable instructions. The Offer is subject to the terms and conditions of these documents and is scheduled to expire at 5:00 p.m. CDT, on June 11, 2009, unless extended.
     If you elect to exchange any of your $10.00 Eligible Options, you must tender all of your $10.00 Eligible Option grants that remain unexercised. If you elect to exchange any of your Other Eligible Options, you must tender all of your Other Eligible Option grants that remain unexercised. Your Eligible Options are identified in a listing sent separately to you.
     Please check the appropriate box or boxes and sign below if you wish to exchange (i) all of your $10.00 Eligible Options for Replacement Options and/or (ii) all of your Other Eligible Options for Replacement Options, in each case in accordance with the terms and conditions of the Offer and the Offer to Exchange.
☐ Yes, I wish to participate in the Offer as to ALL of my $10.00 Eligible Options pursuant to the terms and conditions set forth in the Offer to Exchange and this Letter of Transmittal.*
☐ Yes, I wish to participate in the Offer as to ALL of my Other Eligible Options pursuant to the terms and conditions set forth in the Offer to Exchange and this Letter of Transmittal.*
* Please note that fractional Replacement Options will be rounded up to the nearest whole number.
BY PARTICIPATING, I AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER TO EXCHANGE AND THIS LETTER OF TRANSMITTAL.

Employee Signature	Date

Employee Name (please print)	E-mail Address

Legal Name, if different (please print)
THIS LETTER OF TRANSMITTAL MUST BE RECEIVED NO LATER THAN
5:00 P.M. CDT, ON JUNE 11, 2009

CROSSTEX ENERGY, L.P.
LETTER OF TRANSMITTAL AND INSTRUCTIONS
Relating to Our Offer to Exchange
Certain Outstanding Options to Purchase Common Units
for
Replacement Options to Purchase Common Units
INSTRUCTIONS TO THE LETTER OF TRANSMITTAL
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.	PARTICIPATION IN THIS OFFER. Crosstex Energy, L.P. is offering certain eligible employees of Crosstex Energy GP, LLC and its affiliates the opportunity to exchange certain outstanding options to purchase common units representing limited partnership interests. This Offer relates to your unexpired and unexercised unit options that were granted under the Crosstex Energy GP, LLC Amended and Restated Long-Term Incentive Plan, as amended, at a price per share equal to or greater than $10.00 (unit options that meet these criteria are referred to as your “Eligible Options,” unit options with an exercise price equal to $10.00 are referred to as your “$10.00 Eligible Options” and unit options with an exercise price greater than $10.00 are referred to as your “Other Eligible Options”). Your Eligible Options are identified in a listing sent separately to you.
2.	DEFINED TERMS. All terms used in this Letter of Transmittal but not defined have the meaning given to them in the Offer to Exchange Certain Outstanding Options to Purchase Common Units for Replacement Options to Purchase Common Units, dated May 13, 2009 (the “Offer to Exchange”).
3.	ELECTION DEADLINE. The Offer and any rights to tender, or to withdraw a tender of, your Eligible Options will expire on 5:00 p.m. CDT, on June 11, 2009, or on a later date, if we extend the Offer (such expiration date, the “Election Deadline”).
4.	DELIVERY OF ELECTION TO PARTICIPATE. If you intend to tender your Eligible Options pursuant to the Offer, you must complete and sign this Letter of Transmittal, acknowledge your participation, and do one of the following, all before 5:00 p.m. CDT on the Election Deadline: (1) return it by facsimile to (214) 721-9383, (2) by e-mail (with the completed Letter of Transmittal scanned and attached) to stacy.cardwell@crosstexenergy.com, or (3) by regular mail or hand delivery to Crosstex Energy, L.P., Attention: Stacy Cardwell, 2501 Cedar Springs Rd., Dallas, Texas 75201.

Your election to participate will only be effective upon receipt by us of your Letter of Transmittal. You are responsible for making sure that if you wish to participate that you complete and acknowledge your participation before 5:00 p.m. CDT, on June 11, 2009 (the Election Deadline).

You are not required to exchange any of your Eligible Options for Replacement Options, and your participation in this Offer is completely voluntary.

Neither we, nor any other person, are obligated to give notice of any defects or irregularities in any Letter of Transmittal you submit, nor will anyone incur any liability for failure to give any such notice.

If you submit your Letter of Transmittal prior to June 11, 2009, and do not receive confirmation of our receipt of your election via e-mail, please confirm receipt of your election by e-mailing stacy.cardwell@crosstexenergy.com or calling (214) 721-9241 to avoid any lost election submissions and the resulting lack of exchange of your Eligible Options.
5.	EXISTING UNIT OPTION AGREEMENTS. You do not need to return your option award agreements for your Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

6.	WITHDRAWAL OF ELECTION. The tender of your Eligible Options under this Offer may be withdrawn at any time before 5:00 p.m. CDT on the Election Deadline. To withdraw your election to participate in the Offer, you must complete and submit a Withdrawal Form. Withdrawals may not be rescinded, and any Eligible Options withdrawn will not be considered to be properly tendered, unless your Eligible Options are properly re-tendered before the Election Deadline by following the procedures described in Instruction 4 above. You will be bound by the last properly submitted Letter of Transmittal or Withdrawal Form we receive prior to the Election Deadline.
7.	SIGNATURES ON THIS LETTER OF TRANSMITTAL. Letters of Transmittal must be signed by the employee holding the options or another person with the legal authority to act on behalf of the employee.

If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Crosstex of the authority of that person to act in that capacity must be submitted with this Letter of Transmittal.
8.	OTHER INFORMATION ON THIS LETTER OF TRANSMITTAL. In addition to signing this Letter of Transmittal, you must print your name, legal name (if different than the name you use), date, and your current e-mail address.
9.	REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Offer (including requests for additional copies of this Letter of Transmittal) should be directed to Stacy Cardwell ((214) 721-9241; stacy.cardwell@crosstexenergy.com).
10.	IRREGULARITIES. We will determine, in our sole discretion, the number of common units subject to Eligible Options tendered and all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange. If we waive any of the conditions of this Offer we will do so for all Eligible Optionholders. No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing Eligible Optionholder or waived by us. Neither Crosstex nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.
11.	ADDITIONAL DOCUMENTS TO READ. In addition to the documents making up this Offer, you should be sure to read the other documents referenced in or incorporated into the Offer to Exchange before deciding to participate in this Offer.
12.	CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.
13.	IMPORTANT TAX INFORMATION. You should refer to Section 13 (“Material U.S. Federal Income Tax Consequences”) of the Offer to Exchange, which contains important tax information. We encourage you to consult with your personal legal, financial and tax advisors if you have questions about your financial or tax situation.
By signing above, I understand and agree that:
(1)	I have received a copy of the Offer to Exchange, dated May 13, 2009, including the Tender Offer Statement on Schedule TO and exhibits thereto (the “Exchange Offer Materials”), from Crosstex. I have read and agree to be bound by all of the terms and conditions of the Offer as described in the Exchange Offer Materials.

(2)	I understand that, upon acceptance by Crosstex, my election to participate will constitute a binding agreement between Crosstex and me with respect to all of my Eligible Options that are accepted for cancellation and exchange, unless I return a validly completed Withdrawal Form with respect to my Eligible Options before the Election Deadline.
(3)	I understand that if I validly tender my Eligible Options for exchange, and such Eligible Options are accepted for cancellation and exchange, I will receive Replacement Options to acquire common units of the Partnership, and I will lose all of my rights to purchase any common units under such Eligible Options, and by signing and submitting this Letter of Transmittal, I am agreeing to the terms of a new option award agreement governing the terms of each Replacement Option granted to me in exchange for my Eligible Options pursuant to the Offer.
(4)	Crosstex has advised me to consult with my own legal, financial and tax advisors as to the consequences of participating or not participating in this Offer before making any decision whether to participate.
(5)	I understand that participation in the Offer will not be construed as a right to my continued employment with Crosstex Energy GP, LLC or one of its affiliates for any period of time, and that my employment can be terminated at any time by me or Crosstex Energy GP, LLC or its affiliates, with or without cause or notice, in accordance with the terms of my employment.
(6)	I understand that, as described in Section 7 (“Conditions of the Offer”) and Section 14 (“Extension of Offer; Termination; Amendment”) of the Offer to Exchange, Crosstex may extend, amend, withdraw or terminate the Offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect on their existing terms and conditions.
(7)	I understand that my election pursuant to this Letter of Transmittal will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.
(8)	I represent and warrant to Crosstex that I have full power and authority to elect to exchange the Eligible Options and, when and if the Eligible Options are accepted for exchange by Crosstex, they will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer, other than pursuant to applicable Plan documents, and the Eligible Options will not be subject to any adverse claims; and upon request, I will execute and deliver any additional documents deemed by Crosstex to be necessary or desirable to complete the exchange of my Eligible Options.